Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporations by reference in the Registration Statement (Form S-8 No. 333-118877) pertaining to the VistaCare, Inc. 1998 Stock Option Plan; and Registration Statement (Form S-8 No. 333-102615) pertaining to the three plans entitled the VistaCare, Inc. 1998 Stock Option Plan, VistaCare, Inc. 2002 Non-Employee Director Stock Option Plan, and the VistaCare, Inc. 2002 Employee Stock Purchase Plan of our report dated December 6, 2007, with respect to the consolidated financial statements of VistaCare, Inc. and the effectiveness of internal control over financial reporting of VistaCare Inc., included in this Annual Report (Form 10-K) for the year ended September 30, 2007.

/s/ Ernst & Young LLP

Phoenix, Arizona
December 6, 2007